Exhibit  12.1

                        CARRAMERICA REALTY CORPORATION
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION


                                                  Ratio of Earnings to Fixed Charges
                                    -----------------------------------------------------------------
                                      Six
                                     Months
                                     Ended
                                    6/30/98         1997      1996         1995       1994       1993
                                    -------         ----      ----         ----       ----       ----
Net Income before
  Minority Interest..............  $ 85,567       $ 87,013   $29,534      $17,284    $17,821   $ 6,004
Add:
  Extraordinary Charges..........  $     --       $     --   $   484      $    --    $    --   $ 5,613
  Fixed Charges, excluding
    Capital Interest.............  $ 37,357       $ 55,893   $32,946      $22,579    $21,880   $12,768
Deduct:
  Gain of Sale of Assets.........  $(26,187)      $ (5,420)  $    --      $    --    $    --   $    --
                                   --------       --------   -------      -------    -------   -------
                                   $ 96,737       $137,486   $63,258      $39,863    $39,701   $24,385
                                   ========       ========   =======      =======    =======   =======
Fixed Charges:
  Interest Expense...............  $ 35,258       $ 51,528   $31,630      $21,873    $21,366   $12,436
  Interest Capitalized...........  $ 12,572       $ 14,266   $ 2,664      $   226    $    --   $    --
  Amortization of Deferred
    Financing Costs..............  $  1,856       $  2,138   $ 1,003      $   365    $   208   $   101
  Rent Deemed as Interest........  $    243       $    532   $   313      $   341    $   306   $   231
  Preferred Stock Dividends......  $     --       $     --   $    --      $    --    $    --   $    --
                                   --------       --------   -------      -------    -------   -------
      Total Fixed Charges........  $ 49,929       $ 68,464   $36,388      $22,805    $21,880   $12,768
                                   ========       ========   =======      =======    =======   =======
Ratio of Earnings to
  Fixed Charges..................      1.94           2.01      1.74         1.75       1.81      1.91


                                            Ratio of Earnings
                                        to Combined Fixed Charges
                                      and Preferred Stock Dividends
                                   ----------------------------------
                                     Six
                                    Months
                                    Ended
                                   6/30/98          1997         1996
                                   -------          ----         ----

Net Income before
   Minority Interest.............  $ 85,567       $ 87,013    $ 29,050
Add:
  Extraordinary Charges..........  $     --       $     --    $    484
  Fixed Charges, excluding
    Capital Interest ............  $ 37,357       $ 55,893    $ 33,724
Deduct:
  Gain of Sale of Assets.........  $(26,187)      $ (5,420)   $     --
                                   --------       --------    --------
                                   $ 96,737       $137,486    $ 63,258
                                   ========       ========    ========

Fixed Charges:
  Interest Expense...............  $ 35,258       $ 51,528    $ 32,396
  Interest Capitalized...........  $ 12,572       $ 14,266    $  2,664
  Amortization of Deferred
    Financing Costs .............  $  1,856       $  2,138    $  1,015
  Rent Deemed as Interest........  $    243       $    532    $    313
  Preferred Stock Dividends......  $ 17,676       $ 10,991    $    572
                                   --------       --------    --------
      Total Fixed Charges........  $ 67,605       $ 79,455    $ 36,960
                                   ========       ========    ========
Ratio of Earnings to
  Fixed Charges .................      1.43           1.73        1.71